This pricing supplement, which is not complete, relates to an automatically effective Registration Statement under the Securities Act of 1933, as amended.  We may not sell the notes until we deliver a final pricing supplement.  This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these notes in any jurisdiction where such an offer would not be permitted.
Subject to completion, dated June 30, 2008
Prudential Financial InterNotes®, Due One Year or More from Date of Issue
Filed under Rule 424(b)(3), Registration Statement(s) No. 333-132469, 333-132469-01 and 333-132469-02
Pricing Supplement Number 242 Dated [ ]
(to Prospectus dated March 16, 2006 and Prospectus Supplement dated March 16, 2006)
Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
74432AG46	[ ]	100.000%	0.750%	[ ]	FIXED	5.000%	SEMI-ANNUAL	07/16/2012	01/15/2009	$25.69	YES	Senior Unsecured Notes	A3	A+
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents:  A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC

Prudential Financial, Inc.	Offering Dates: June 30, 2008 through July 07, 2008
Trade Date: Monday, July 07, 2008 @12:00 PM ET
Settlement Date: Thursday, July 10, 2008
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a Business Day (as defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Prudential Financial, Inc. InterNotes will be represented by a master global note in fully registered form, without coupons. The master global note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.

The Bank of New York, as successor trustee under an indenture dated as of April 25, 2003, as supplemented and amended, will act as trustee for the Notes. Citibank, N.A. will act as paying agent, registrar and transfer agent for the Notes and will administer any survivor's options with respect thereto.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved

Prudential Financial, Inc.
$2,500,000,000.00 Prudential Financial Retail Medium-Term Notes, including Prudential Financial InterNotes®
Prospectus dated March 16, 2006 and the Prospectus Supplement dated March 16, 2006